Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-41155) pertaining to the OH&R Investment Plan of The Timken Company of our report dated June 22, 2007, with respect to the financial statements and schedules of the OH&R Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Cleveland, Ohio
June 22, 2007